Exhibit 99.1

                          FOR IMMEDIATE RELEASE

                    HALLMARK FINANCIAL SERVICES, INC.
                   THIRD QUARTER 2004 EARNINGS RESULTS

 FORT WORTH, Texas, (November 11, 2004) - Hallmark Financial Services, Inc. today reported operating results for the third quarter of fiscal 2004. Net income for the quarter ended September 30, 2004 increased 601% to $1.5 million, or $0.04 per diluted share, as compared to net income of $0.2 million, or $0.01 per diluted share, for the same period in 2003. Net income before extraordinary gain for the nine months ended September 30, 2004 increased 320% to $4.4 million, or $0.12 per diluted share, as compared to net income before extraordinary gain of $1.1 million, or $0.08 per diluted share, for the same period in 2003. Total net income for the nine months ended September 30, 2004 was $4.4 million, or $0.12 per diluted share, as compared to $9.2 million, or $0.71 per diluted share for the same period in 2003.

 The extraordinary gain of $8.1 million in fiscal 2003 related to the acquisition of Phoenix Indemnity Insurance Company ("Phoenix"). Hallmark's weighted average shares outstanding increased to 36.6 million diluted shares during the first nine months of fiscal 2004, compared to 12.8 million diluted shares during the first nine months of fiscal 2003, primarily as a result of a successful shareholder rights offering completed in the third quarter of fiscal 2003.

 "For the third consecutive quarter, we are pleased to report the highest operating earnings in the Company's history for the quarter and year to date periods. The continued improvement in financial results for the third quarter is indicative of the quality of our core books of business. The Company's record third quarter 2004 earnings were driven by continued bottom line improvement across both of our reporting segments and demonstrate that our on-going strategic initiatives are working to create greater shareholder value," stated Mark E. Schwarz, Chief Executive Officer. "These results continue to reflect benefits achieved through ongoing initiatives directed at improving performance, as well as sustained favorable market conditions. As we go forward, we will continue to execute our strategy of disciplined underwriting and expense controls, while focusing on selectively expanding the business in areas that offer the best opportunities to increase profitability."

 "Our strong financial results reflect improved underwriting performances in both of our business segments," stated Mark J. Morrison, Executive Vice-President & Chief Financial Officer. "In our personal lines segment, the actions commenced in 2003 to restructure the existing book of business have resulted in significantly improved underwriting results and increased statutory surplus. The loss and loss adjustment expense ratio for this segment for the nine months ended September 30, 2004, was 60% compared to 68% for the same period of 2003, resulting in an increase in income before tax and extraordinary gain of more than 86% for the period. These results have allowed us to decrease our use of outside reinsurance and to leverage our increasing statutory surplus base, thus providing additional margin on business produced going forward. In the commercial segment, revenue for the nine month period ended September 30, 2004, increased by more than 22% over the same period in 2003. This improvement is a result of increased premium production arising mostly from premium rate increases on renewal business and increased commission rates as a result of improved underwriting performance on policies produced on behalf of the outside insurance carrier. We anticipate that these favorable trends will continue at moderating levels for the balance of 2004."


 Hallmark Financial Services, Inc. engages primarily in sale of property and casualty insurance products. The Company's business involves marketing, underwriting and premium financing of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, marketing commercial insurance primarily in Texas, New Mexico, Idaho, Oregon and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF.EC".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.


                     For further information, please contact:
             Mark J. Morrison, Chief Financial Officer at 817.348.1600
                                www.hallmarkgrp.com

              HALLMARK FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)
                                (In thousands)

                                    Three Months Ended     Nine Months Ended
                                       September 30           September 30
                                    ------------------     ------------------
                                      2004       2003        2004       2003
                                    -------    -------     -------    -------
 Gross premiums written            $  7,410   $  6,640    $ 23,174   $ 36,404
 Ceded premiums written                   -        246          25     (6,934)
                                    -------    -------     -------    -------
   Net premiums written               7,410      6,886      23,199     29,470
   Change in net unearned premiums       54      2,509         473      3,855
                                    -------    -------     -------    -------
   Net premiums earned                7,464      9,395      23,672     33,325

 Investment income, net of expenses     371        360         994        822
 Realized gain (loss)                   (57)      (305)        (57)      (313)
 Finance charges                        561        856       1,644      2,936
 Commission and fees                  5,745      4,709      16,235     12,406
 Processing and service fees          1,556      1,224       4,560      3,509
 Other income                             6        127          21        446
                                    -------    -------     -------    -------
   Total revenues                    15,646     16,366      47,069     53,131

 Losses and loss adjustment expenses  4,451      6,155      14,100     22,596
 Other operating costs and expenses   8,903      9,559      26,346     27,724
 Interest expense                        16        359          61      1,234
 Amortization of intangible asset         7          7          21         21
                                    -------    -------     -------    -------
   Total expenses                    13,377     16,080      40,528     51,575

 Income before income tax and
   extraordinary gain                 2,269        286       6,541      1,556

 Income tax expense                     726         66       2,093        498
                                    -------    -------     -------    -------
 Income before extraordinary gain  $  1,543   $    220    $  4,448   $  1,058

 Extraordinary gain                       -          -           -      8,116
                                    -------    -------     -------    -------
 Net income                        $  1,543   $    220    $  4,448   $  9,174
                                    =======    =======     =======    =======

 Basic earnings per share:
   Income before extraordinary
     gain                          $   0.04   $   0.01    $   0.12   $   0.08
     Extraordinary gain                   -          -           -       0.65
                                    -------    -------     -------    -------
     Net income                    $   0.04   $   0.01    $   0.12   $   0.73
                                    =======    =======     =======    =======

 Diluted earnings per share:
   Income before extraordinary
     gain                          $   0.04   $   0.01    $   0.12   $   0.08
     Extraordinary gain                   -          -           -       0.63
                                    -------    -------     -------    -------
     Net income                    $   0.04   $   0.01    $   0.12   $   0.71
                                    =======    =======     =======    =======